EXHIBIT 3.1

                            Articles of Incorporation


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                            ARTICLES OF INCORPORATION
                                       OF
                               RTG VENTURES, INC.

         The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of Incorporation.

                                    ARTICLE I
                                 CORPORATE NAME

                The name of the Corporation is RTG Ventures, Inc.

                                   ARTICLE II
                                     PURPOSE

         The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

                                   ARTICLE III
                               PERIOD OF EXISTENCE

         The period during which the Corporation shall continue perpetual.

                                   ARTICLE IV
                                     SHARES

         The capital stock of this corporation shall consist of 20,000,000 shares of common stock $0.001 par value.

                                    ARTICLE V
                                PLACE OF BUSINESS

         The initial address of the principal place of business of this corporation in the State of Florida shall be 200 East Robinson Street, Orlando, Florida 32801. The Board of Directors may at any times and from time move the principal office of this corporation.

                                   ARTICLE VI
                             DIRECTORS AND OFFICERS

         The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and , subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

         The number or person constituting the initial Board of Directors shall be (11). The Board of Directors shall be elected by the Stockholders of the corporation at such a manner as provided



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in the By-Laws. The name and addresses of initial Board of Directors and officers are as follows:

         Joseph Camillo             President/Director
         200 E.  Robinson St.
         Suite 450
         Orlando, FL 32801

                                   ARTICLE VII
                           DENIAL OF PREEMPTIVE RIGHTS

         No share holder shall have any right to acquire share or other securities of the corporation except to the extent to such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

                                  ARTICLE VIII
                              AMENDMENT OF -BY-LAWS

         Anything in these Articles of Incorporation, the By-Laws, or the Florida Corporation Act notwithstanding, by-laws not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                   ARTICLE IX
                                  SHAREHOLDERS

         9.1 Inspection of books. The Board of Directors shall make the reasonable rules to determine at what times and place and under what conditions the books of the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation.

         9.2 Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not be applied to the Corporation.

         9.3 Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.

         9.4 Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.



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                                    ARTICLE X
             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its by-laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interest of this corporation, and ion conjunction therewith, to procure, at this corporation's expense, policies of insurance.

                                   ARTICLE XI
                                    CONTRACTS

         No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now hereafter a direct or indirect interest in such contract.

                                   ARTICLE XII
                                 RESIDENT AGENT

         The name and address of the initial resident agent of this corporation is;

                Joseph Camillo
                200 E.  Robinson St.
                Suite 450
                Orlando, FL 32801

                                  ARTICLE XIII
                                  INCORPORATOR

         The name and address of the person signing these Articles of Incorporation as incorporator is:

                  Joseph Camillo
                  200 E.  Robinson St.
                  Suite 450
                  Orlando, FL 32801


                  /s/ Joseph Camillo
                  ------------------

Having been named as Resident Agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as Resident


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Agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as Resident Agent pursuant to F.S. 607.0501(3).

/s/ Joseph Camillo                          9/24/98
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Signature, Resident                         Date

         IN WITNESS WHEREOF, I have hereunto subscribed to an executed these Articles of Incorporation on September 24, 1998.

                                          /s/ Joseph Camillo
                                          ---------------------------------
                                              Joseph Camillo, Subscriber

Subscribed and Sworn on September 24, 1998.
Before me:


/s/ Nicole Johnson
-----------------------------
Nicole Johnson, Notary public


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